Exhibit 99.1

The Marygold Companies Provides Update to Stockholders Regarding Transaction

SAN CLEMENTE, CALIF. – September 28, 2026 – As previously announced, on September 25, 2026, The Marygold Companies, Inc. (NYSE American: MGLD) (“Marygold” or the “Company”) entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which funds managed by Madison Dearborn Partners will acquire all of the outstanding shares of the Company for $2.00 per share.

The board of directors of the Company (the “Board”) delegated authority to the Audit Committee of the Board (the “Special Committee”), consisting solely of independent and disinterested directors, to consider, review, evaluate and negotiate the potential acquisition of the Company and make a recommendation to the Board. Both the Special Committee and the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the interests of the Company.

The Merger Agreement was supported by holders of approximately 75% of the voting power of the Company’s outstanding shares. Shortly following the execution and delivery of the Merger Agreement, those same holders of approximately 75% of the voting power of the Company’s outstanding shares delivered a written consent approving the Merger Agreement and the transactions contemplated thereby.

Because the Company has received stockholder approval of the Merger Agreement and the transactions contemplated thereby, under the terms of the Merger Agreement, the Company is not permitted to respond to or accept alternative acquisition proposals or to terminate the Merger Agreement to pursue an alternative acquisition proposal.

The details of the Merger Agreement and related transactions are included in a Form 8-K filed by the Company earlier today. The Merger Agreement is filed as an exhibit to that Form 8-K.

Prior to entering into the Merger Agreement, the Company conducted an extensive process to solicit interest from third parties in acquiring all or part of the Company’s shares and received several proposals. Details of the process undertaken by the Company prior to entering into the Merger Agreement will be included in the information statement that the Company will file with the Securities and Exchange Commission and mail to Company stockholders.

About The Marygold Companies, Inc.

The Marygold Companies, Inc. was founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, and beauty products, under the trade names USCF Investments, Marygold & Co., Step-By-Step Financial Planners, Marygold & Co. Limited, Gourmet Foods, Printstock Products, and Original Sprout, respectively. Offices and manufacturing operations are in the U.S., New Zealand, and the U.K. For more information, visit www.themarygoldcompanies.com.

For more information, contact:

Roger S. Pondel

PondelWilkinson

310-279-5965

rpondel@pondel.com